TRIMBLE INC.
INCENTIVE COMPENSATION RECOUPMENT POLICY
as amended September 24, 2023
The Board of Directors (the “Board”) of Trimble Inc. (the “Company”) first adopted this Incentive Compensation Recoupment Policy (the “Policy”) effective as of May 2, 2017 (the “Effective Date”). The Board believes that it is appropriate to amend and restate the Policy effective as of September 24, 2023 (the “Amendment Date”). In connection with amending the Policy, the Board designated the People and Compensation Committee of the Board (the “P&CC”) to administer the Policy (the Board, the P&CC to the extent so designated by the Board, or both, as the case may be, are referred to herein as the “Administrator”).
The Policy provides for the recoupment of certain executive compensation in the event of (i) an Accounting Restatement, in which case certain incentive compensation that is based on the attainment of a financial reporting measure must be forfeited or reimbursed, or (ii) Misconduct, in which case certain additional compensation may be subject to forfeiture or reimbursement.
1.Definitions. For purposes of this Policy, the following capitalized terms shall have their respective meanings set forth below:
(a)“Accounting Restatement” means a required accounting restatement of any Company financial statement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement) or (ii) to correct an error in previously issued financial statements that is not material to the previously issued financial statements but that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement). For the avoidance of doubt, changes to the Company’s financial statements that do not represent error corrections under the then-current relevant accounting standards will not constitute Accounting Restatements, including as a result of: (i) retrospective application of a change in accounting principles; (ii) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) retrospective reclassification due to a discontinued operation; (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; or (v) retrospective revision for stock splits. Recovery of any Recoverable Compensation under the Policy is not dependent on fraud or misconduct by any person in connection with the Accounting Restatement.
(b)“Additional Compensation” means compensation, other than Recoverable Compensation, that is received by a Covered Executive, whether cash- or equity-based, which may be discretionary or performance-based, but not including salary or employee retirement, welfare benefits.
(c)“Company Group” means the Company and each of its Subsidiaries, as applicable.
(d)“Covered Compensation” means any Incentive Compensation that was granted, vested or paid to a person who served as a Covered Executive at any time during the performance period for the Incentive Compensation, and that was Received after the person became a Covered Executive; provided that Covered Compensation shall not include any Incentive Compensation that is Received (i) before the effective date of the applicable Nasdaq listing standards adopted under Rule 10D-1 of the Exchange Act, or (ii) at a time that the Company does not have a class of securities listed on a national securities exchange or a national securities association.
(e)“Covered Executive” means each current and former “officer” of the Company as defined under Rule 16a-1(f) under Section 16 of the Exchange Act, which shall be deemed to include any individuals identified by the Company as executive officers pursuant to Item 401(b) of Regulation S-K under the Exchange Act.
(f)“Exchange Act” means the Securities Exchange Act of 1934.
(g)“Home Country” means the Company’s jurisdiction of incorporation.
(h)“Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measures that are derived wholly or in part from such measures, and stock price and total shareholder return measures. Financial reporting measures may consist of GAAP or non-GAAP financial measures (as defined under Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Exchange Act). For the avoidance of doubt, Incentive Compensation does not include any of the following: (i) annual base salary, (ii) compensation that is awarded based solely on service (e.g., a time-vesting equity award that is not granted in connection with the attainment of any financial reporting measure), (iii) bonuses paid solely in the discretion of the P&CC, or (iv) compensation that is awarded solely based on subjective standards, strategic measures (e.g., completion of a merger) or operational measures (e.g., attainment of a certain market share).
(i)“Look-back Period” means the three completed fiscal years (plus any transition period of less than nine months that is within or immediately following the three completed fiscal years and that results from a change in the Company’s fiscal year) immediately preceding the date on which the Company is required to prepare an Accounting Restatement for a given reporting period, with such date being the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement. Recovery of any Recoverable Compensation under the Policy is not dependent on if or when the Accounting Restatement is actually filed.
(j)“Misconduct” means a Covered Executive’s material act of dishonesty or fraud or willful violation of a material Company policy or law, in each case, that directly caused or materially contributed to the need for the applicable Accounting Restatement. The determination of whether any Misconduct occurred shall be made by the Administrator in its discretion.
(k)“Nasdaq” means the Nasdaq Stock Market.
(l)“Received”: Incentive Compensation is deemed “Received” in the Company’s fiscal period during which the applicable financial reporting measure, as specified in or otherwise relating to the Incentive Compensation award, is attained, even if the grant, vesting or payment of the Incentive Compensation occurs after the end of that period.
(m)“Recoverable Compensation” means the amount of (i) Covered Compensation actually granted, vested or paid to a person during the fiscal period when the applicable financial reporting measure relating to such Covered Compensation was attained, that exceeds (ii) the amount of Covered Compensation that otherwise would have been granted, vested or paid to the person had such amount been determined based on the applicable Accounting Restatement; computed without regard to any taxes paid (i.e., on a pre-tax basis). For Covered Compensation based on stock price or total shareholder return, where the amount of Recoverable Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Administrator will determine the amount of such Covered Compensation that constitutes Recoverable Compensation, if any, based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Covered Compensation was granted, vested or paid and the Administrator shall maintain documentation of such determination and provide such documentation to the Nasdaq.
(n)“SEC” means the United States Securities and Exchange Commission.
(o)“Subsidiary” means any domestic or foreign corporation, partnership, association, joint stock company, joint venture, trust or unincorporated organization “affiliated” with the Company, that is, directly or indirectly, through one or more intermediaries, “controlling”, “controlled by” or “under common control with”, the Company. “Control” for this purpose means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, contract or otherwise.
2.Forfeiture and Reimbursement of Recoverable Compensation.
In the event of an Accounting Restatement, any Recoverable Compensation that was Received during the Look-back Period prior to the Accounting Restatement (a) that is then-outstanding but has not yet been paid, shall be automatically and immediately forfeited and (b) that has been paid to any person, shall be subject to reasonably prompt repayment to the applicable member of the Company Group in accordance with Section 4 of this Policy. The Administrator must pursue (and shall not have the discretion to waive) the forfeiture and/or repayment of such Recoverable Compensation in accordance with Section 4 of this Policy, except as provided below.
Notwithstanding the foregoing, the Administrator may determine not to pursue the forfeiture and/or recovery of Recoverable Compensation from any person if it determines that such forfeiture and/or recovery would be impracticable due to any of the following circumstances: (i) the direct expense paid to a third party (for example, reasonable legal expenses and consulting fees) to assist in enforcing the Policy would exceed the amount to be recovered (following reasonable attempts by one or more members of the Company Group to recover such Recoverable Compensation, the documentation of such attempts, and the provision of such documentation to the Nasdaq), (ii) pursuing such recovery would violate the Company’s Home Country laws adopted prior to November 28, 2022 (provided that the Company obtains an opinion of Home Country counsel acceptable to the Nasdaq that recovery would result in such a violation and provides such opinion to the Nasdaq), or (iii) recovery would likely cause any otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
3.Forfeiture and Reimbursement of Additional Compensation in Connection with Misconduct.
If the Administrator determines that any Covered Executive committed Misconduct, the Administrator may seek reimbursement of all or a portion of any Additional Compensation awarded to the Covered Executive in, for, or in respect of the fiscal year or performance period in which the violation occurred for up to three years following vesting or, if later, payment or settlement of the Additional Compensation. In addition, the Administrator may provide that any unpaid or unvested Additional Compensation is forfeited in connection with any Misconduct. The Administrator may seek recovery of Additional Compensation for Misconduct even if a Covered Executive’s Misconduct did not result in an award or payment greater than would have been awarded absent the violation.
In determining whether to require reimbursement or forfeiture of Additional Compensation and, if so, the amount of such reimbursement or forfeiture, the Administrator has the sole discretion to take into account such factors as it deems appropriate, including, but not limited to: (1) whether any Incentive Compensation would have been reduced had the Accounting Restatement been reported at the time such compensation was determined; (2) the Covered Executive’s involvement in and accountability for the Misconduct that directly or indirectly resulted in the need to prepare the Accounting Restatement; (3) the likelihood of success in seeking reimbursement or forfeiture under governing law relative to the effort involved; (4) whether the assertion of a reimbursement or forfeiture claim may prejudice the interests of the Company Group in any related proceeding or investigation, or otherwise; (5) whether the use of corporate resources and the expense of seeking reimbursement or forfeiture is reasonable in relation to the amount sought or likely to be recovered; (6) the passage of time since the occurrence of the act in respect of the applicable Misconduct; (7) any pending or threatened legal proceeding relating to the applicable Misconduct, and any actual or anticipated resolution (including any settlement) relating thereto; (8) the tax consequences to the affected Covered Executive; (9) any applicable interpretations and clarifications of the SEC and any applicable securities exchange rules; and/or (10) such other factors as the Administrator may deem appropriate under the circumstances.
4.Means of Repayment.
In the event that the Administrator determines that any person shall repay any Recoverable Compensation or Additional Compensation, the Administrator shall provide written notice to such person by email or certified mail to the physical address on file with the Company Group for such person, and the person shall satisfy such repayment in a manner and on such terms as required by the Administrator, and any member of the Company Group shall be entitled to set off the repayment amount against any amount owed to the person by the applicable member of the Company Group, to require the forfeiture of any award granted by any member of the Company Group to the person, or to take any and all necessary actions to reasonably promptly recoup the repayment amount from the person, in each case, to the fullest extent permitted under applicable law, including without limitation, Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder. If the Administrator does not specify a repayment timing in the written notice described above, the applicable person shall be required to repay the Recoverable Compensation and any other Additional Compensation, as applicable, to the Company by wire, cash or cashier’s check no later than sixty (60) days after receipt of such notice.
For the avoidance of doubt, the Administrator will determine, in its sole discretion, the method for reimbursement or forfeiture of Recoverable Compensation and Additional Compensation which may include, without limitation: (1) requiring reimbursement of cash Incentive Compensation that was previously paid; (2) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (3) offsetting the recouped amount from any compensation otherwise owed by any member of the Company Group to the Covered Executive; (4) cancelling outstanding vested or unvested equity awards; and/or (5) taking any other remedial and recovery action, in each case, to the extent permitted under applicable law. To the extent that a Covered Executive does not make reimbursement to the Company Group under this Policy within a reasonable time following demand by the Administrator, or any shares of Recoverable Compensation or Additional

Compensation have been sold by the Covered Executive, the Company Group shall have the right to reduce, cancel or withhold against outstanding, unvested, vested or future cash or equity-based compensation, or require a substitute form of reimbursement, in each case to the maximum extent permitted under applicable law.
5.Administration. This Policy shall be administered and interpreted by the Administrator. Any determinations made by the Administrator shall be final, conclusive and binding on the Company, the applicable Covered Executive and any other affected individuals and other interested parties. Any discretionary determinations of the Administrator under this Policy, if any, need not be uniform with respect to all persons, and may be made selectively amongst persons, whether or not such persons are similarly situated.
6.General.
(a)Acknowledgement by Covered Executives. The Company has or shall provide notice and seek written acknowledgement of this Policy from each Covered Executive as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the employee of the Company is designated as a Covered Executive, provided, that any failure to obtain such acknowledgement shall not impact the enforceability of this Policy by the Company. For the avoidance of doubt, any written acknowledgement that the Company obtained prior to the Amendment Date remains effective.
(b)Other Recoupment Rights. The rights of the members of the Company Group under this Policy to seek forfeiture or reimbursement are not exclusive remedies and do not preclude any other recourse by any member of the Company Group, including, but not limited to, termination of employment or institution of civil or criminal proceedings. For the avoidance of doubt, the rights of the members of the Company Group under this Policy to seek forfeiture or reimbursement are not in lieu of any rights of recoupment, or remedies or rights other than recoupment, that may be available to any member of the Company Group pursuant to the terms of any law, government regulation or stock exchange listing requirement or any other policy, code of conduct, employee handbook, employment agreement, offer letter, equity award agreement, or other plan or agreement of any member of the Company Group.
(c)No Indemnification. Notwithstanding the terms of the Company’s bylaws or charter or any indemnification agreement between any member of the Company Group and any current or former Covered Executive, no person shall be indemnified, insured or reimbursed by any member of the Company Group in respect of any loss of compensation by such person in accordance with this Policy, nor shall any person receive any advancement of expenses for disputes related to any loss of compensation by such person in accordance with this Policy, and no person shall be paid or reimbursed by any member of the Company Group for any premiums paid by such person for any third-party insurance policy covering potential recovery obligations under this Policy. For this purpose, “indemnification” includes any modification to current compensation arrangements or other means that would amount to de facto indemnification (for example, providing the person a new cash award which would be cancelled to effect the recovery of any Recoverable Compensation). In no event shall any member of the Company Group be required to award any person an additional payment if any Accounting Restatement would result in a higher incentive compensation payment.
(d)Dodd Frank Act. This Policy is intended to comply with and shall be interpreted to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as it may be amended from time to time, and any related rules or regulations promulgated by the SEC or the Nasdaq, including any additional or new requirements that become effective after the Amendment Date which upon effectiveness shall be deemed to automatically amend this Policy to the extent necessary to comply with such additional or new requirements.
(e)Compliance with Law. The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy. Recoupment of Recoverable Compensation and Additional Compensation under this Policy is not dependent upon the Company Group satisfying any conditions in this Policy, including any requirements to provide applicable documentation to the Nasdaq.
(f)Amendment and Termination. To the extent permitted by, and in a manner consistent with applicable law, including applicable SEC and Nasdaq rules and regulations, the Administrator reserves the power to terminate, suspend, revise or amend this Policy at any time in its discretion.
(g)Successors. This Policy shall be binding and enforceable against all persons and their respective beneficiaries, heirs, executors, administrators or other legal representatives with respect to any Covered Compensation and Additional Compensation granted, vested or paid to or administered by such persons or entities.

TRIMBLE INC.
INCENTIVE COMPENSATION RECOUPMENT POLICY
ACKNOWLEDGMENT, CONSENT AND AGREEMENT
I acknowledge that I have received and reviewed a copy of the Trimble Inc. Incentive Compensation Recoupment Policy (as may be amended from time to time, the “Policy”) and I have been given an opportunity to ask questions about the Policy and review it with my counsel. I knowingly, voluntarily and irrevocably consent to and agree to be bound by and subject to the Policy’s terms and conditions for so long as I am a Covered Executive under the Policy, including that I will return any Recoverable Compensation and Additional Compensation that is required to be repaid in accordance with the Policy. I further acknowledge, understand and agree that (i) the compensation that I receive, have received or may become entitled to receive from the Company Group is subject to the Policy, and the Policy may affect such compensation and (ii) I have no right to indemnification, insurance payments or other reimbursement by or from any member of the Company Group for any compensation that is subject to recoupment and/or forfeiture under the Policy. Capitalized terms not defined herein have the meanings set forth in the Policy.
Signed:
Print Name:
Date: